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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2004

REGISTRATION NO. 333-115401

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2795294 (IRS Employer Identification No.)
22 East Broadway Gardner, Massachusetts 01440-3338 (978) 630-1800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jack P. Dreimiller
Senior Vice President, Finance, and Chief Financial Officer
Precision Optics Corporation, Inc.
22 East Broadway
Gardner, Massachusetts 01440-3338
(978) 630-1800 (telephone)
(978) 630-1487 (fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, MN 55402
(612) 672-3706 (telephone)
(612) 672-3777 (fax)
jrobbins@mandklaw.com (e-mail)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE1

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price[1]	Amount of registration fee

Common stock[2], to be issued upon exercise of subscription rights[3]	5,256,159	$1.00[4]	$5,256,159[4]

Maximum aggregate offering price of all securities:			$5,256,159

Total registration fee[5]:				$667

(1)
Estimated in accordance with Rule 457(o) solely for the purpose of determining the amount of the registration fee.
(2)
Refers to the shares of common stock underlying and to be issued upon exercise of the subscription rights described in Note 3 below.
(3)
Refers to 1,752,053 non-transferable subscription rights to be issued to stockholders of the Registrant; each such right, upon exercise and upon the payment of $3.00, permits the holder to purchase three shares of common stock; one such right will be issued for each share of common stock outstanding on the first business day after the date the Securities and Exchange Commission declares this Registration Statement effective.
(4)
Individual shares of common stock will not be offered or sold. The common stock registered hereby may only be acquired upon exercise of an aggregate of 1,752,053 subscription rights at an exercise price in full of $3.00 per subscription right or $1.00 per share, if exercised in part. Upon exercise of each individual subscription right, three shares of common stock will be acquired. The "offering prices" shown here assumes the exercise price of all of the subscription rights for purposes of calculating the registration fee and allocates a portion thereof to each share of common stock being registered.
(5)
Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PURPOSE OF AMENDMENT NO. 1 TO FORM S-3

        Registrant is hereby amending its Registration Statement filed May 12, 2004 on Form S-3 solely to include a delaying amendment on the cover page of its Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardner, Commonwealth of Massachusetts, on the 13th day of May, 2004.

PRECISION OPTICS CORPORATION, INC.
By:	/s/ JACK P. DREIMILLER Jack P. Dreimiller Senior Vice President, Finance, Chief Financial Officer and Clerk (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
* Richard E. Forkey	Chief Executive Officer, President, Treasurer and Director (Principal Executive Officer)	May 13, 2004
/s/ JACK P. DREIMILLER Jack P. Dreimiller	Senior Vice President, Finance, Chief Financial Officer and Clerk (Principal Financial Officer)	May 13, 2004
* Joel R. Pitlor	Director	May 13, 2004
* Edward A. Benjamin	Director	May 13, 2004
* Robert R. Shannon	Director	May 13, 2004
*
Signatures are supplied by Power of Attorney as follows:

By:	/s/ JACK P. DREIMILLER Jack P. Dreimiller, ATTORNEY-IN-FACT

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PURPOSE OF AMENDMENT NO. 1 TO FORM S-3
SIGNATURES